Press Release August 5, 2026
Royalty Pharma reports second quarter 2026 results

Portfolio Receipts growth of 6% to $773 million; Royalty Receipts growth of 14%
Net cash provided by operating activities of $728 million
Raised full year 2026 guidance: Portfolio Receipts expected to be $3,400 million to $3,500 million
NEW YORK, NY, August 5, 2026 — Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the second quarter of 2026 and raised full year 2026 guidance for Portfolio Receipts.

“Royalty Pharma delivered strong second quarter results with Royalty Receipts growth of 14%,” said Pablo Legorreta, Royalty Pharma’s Chief Executive Officer and Chairman of the Board. “Our transaction pipeline remains exciting and we continued to bolster our development-stage pipeline in recent months, bringing total Capital Deployment to over $1 billion so far in 2026. Following our acquisition of a royalty on AstraZeneca’s cliramitug, our development-stage pipeline now totals 19 potential therapies. Lastly, our strong financial performance has allowed us to raise our top-line guidance for the second time this year, driven by the strength of our diversified portfolio. The fundamental tailwinds supporting our business are compelling and we remain well positioned as a premier capital allocator in life sciences to deliver consistent, compounding growth.”

Double-digit growth in Royalty Receipts in the second quarter of 2026
•Royalty Receipts grew 14% to $768 million, driven by Tremfya, Voranigo, Imdelltra and Evrysdi.
•Portfolio Receipts increased by 6% to $773 million, reflecting lower milestones and other contractual receipts.
Strong transaction activity
•Acquired royalty on AstraZeneca’s cliramitug for transthyretin amyloidosis with cardiomyopathy in July 2026.
•Announced value of transactions of $1.7 billion and Capital Deployment of $1.1 billion as of August 4, 2026.
Positive portfolio updates
•Revolution Medicines’ NDA for daraxonrasib in pancreatic cancer accepted for review by FDA and the EMA has started its accelerated review; Gilead’s Trodelvy received FDA and EC approval for first-line metastatic triple-negative breast cancer; GSK’s Jideytro received FDA approval for ROS1+ non-small cell lung cancer; Amgen’s Imdelltra received EC approval for small cell lung cancer.
•GSK completed the acquisition of Nuvalent (Jideytro and neladalkib for lung cancer); Teva completed the acquisition of Emalex Biosciences (ecopipam for Tourette syndrome).
Raising financial guidance for full year 2026 (excludes contribution from future transactions)
•Royalty Pharma now expects 2026 Portfolio Receipts to be between $3,400 million and $3,500 million (previously $3,325 million to $3,450 million), representing expected Royalty Receipts growth of 7% to 10%.

Financial & Liquidity Summary

	Three Months Ended June 30,
($ and shares in millions; unaudited)	2026	2025	Change
Portfolio Receipts	773	727	6%
Net cash provided by operating activities	728	364	100%
Adjusted EBITDA (non-GAAP)*	736	633	16%
Portfolio Cash Flow (non-GAAP)*	736	641	15%
Weighted average Class A ordinary shares outstanding - diluted	557	562	(1)%
*See “Liquidity and Capital Resources” section. Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures calculated in accordance with the credit agreement.

Royalty Pharma Press Release | August 5, 2026	1

2026 Financial Outlook
Royalty Pharma has provided guidance for full year 2026, excluding new transactions and borrowings announced after the date of this release, as follows:

	Provided August 5, 2026	Previous
Portfolio Receipts	$3,400 million to $3,500 million	$3,325 million to $3,450 million
Payments for operating and professional costs	5.5% to 6.5% of Portfolio Receipts	5.5% to 6.5% of Portfolio Receipts
Interest paid	$350 million to $360 million	$350 million to $360 million
Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. The above Portfolio Receipts guidance provided on August 5, 2026 includes expected Royalty Receipts growth of 7% to 10% in 2026.
Royalty Pharma’s full year 2026 guidance reflects an estimated foreign exchange impact of approximately +1% to Portfolio Receipts, assuming current foreign exchange rates prevail for the rest of 2026.
Payments for operating and professional costs in 2026 are expected to decrease as a percentage of Portfolio Receipts, compared to 8.9% in 2025, primarily due to extinguishment of the management fee following the completion of the internalization transaction on May 16, 2025.
Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes and the quarterly interest payment schedules for the term loan assumed as part of the internalization transaction and borrowings under our revolving credit facility. In 2026, Royalty Pharma anticipates interest paid to be approximately $350 million to $360 million. Interest paid in the third quarter of 2026 is anticipated to be approximately $175 million, with a de minimis amount anticipated in the fourth quarter of 2026. These projections reflect repayment of the $380 million term loan in July 2026 and assume no additional debt financing in 2026. In the second quarter of 2026, Royalty Pharma collected interest of $5 million on its cash and cash equivalents, which partially offset interest paid.
Royalty Pharma today provides this guidance based on its most up-to-date view of its prospects. This guidance assumes no major unforeseen adverse events or changes in foreign exchange rates and excludes the contributions from transactions announced subsequent to the date of this press release.

Royalty Pharma Press Release | August 5, 2026	2

Portfolio Receipts Highlights

			Three Months Ended June 30,
($ in millions; unaudited)			2026	2025	Change
Products:	Marketers:	Therapeutic Area:
Cystic fibrosis franchise	Vertex	Rare disease	194	194	0%
Tysabri	Biogen	Neuroscience	67	56	19%
Trelegy	GSK	Respiratory	58	57	3%
Tremfya	Johnson & Johnson	Immunology	57	37	53%
Evrysdi	Roche	Rare disease	47	33	42%
Voranigo	Servier	Oncology	46	26	72%
Xtandi	Pfizer, Astellas	Oncology	44	42	6%
Imbruvica	AbbVie, Johnson & Johnson	Oncology	36	44	(16)%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Oncology	23	20	12%
Imdelltra	Amgen	Oncology	17	—	n/a
Trodelvy	Gilead	Oncology	14	10	36%
Spinraza	Biogen	Rare disease	11	12	(11)%
Amvuttra	Alnylam	Rare disease	9	—	n/a
Promacta	Novartis	Hematology	8	33	(75)%
Other products(5)			139	109	28%
Royalty Receipts			768	672	14%
Milestones and other contractual receipts			5	56	(91)%
Portfolio Receipts			773	727	6%
Amounts shown in the table may not add due to rounding.
Royalty Receipts was $768 million in the second quarter of 2026, an increase of 14% compared to $672 million in the second quarter of 2025. The increase was primarily driven by Tremfya, Voranigo, Imdelltra and Evrysdi, partially offset by declines from Promacta due to U.S. generic competition and from Imbruvica. Royalty Receipts from Evrysdi included the benefit of the additional royalties acquired in December 2025.
Portfolio Receipts was $773 million in the second quarter of 2026, an increase of 6% compared to $727 million in the second quarter of 2025, primarily driven by the same Royalty Receipts increases noted above, partially offset by lower Milestones and other contractual receipts due to a one-time distribution received in the prior year period.

Royalty Pharma Press Release | August 5, 2026	3

Liquidity and Capital Resources
Royalty Pharma’s liquidity and capital resources are summarized below:
As of June 30, 2026, Royalty Pharma had cash and cash equivalents of $812 million and total debt with principal value of $9.2 billion. In July 2026, Royalty Pharma repaid the $380 million term loan upon maturity.
In the second quarter of 2026, Royalty Pharma paid a quarterly dividend of $0.235 per share, equating to $135 million in dividends and distributions.
Royalty Pharma repurchased approximately 0.9 million Class A ordinary shares for $45 million in the second quarter and two million Class A ordinary shares for $96 million for the first six months of 2026. The weighted-average number of diluted Class A ordinary shares outstanding for the second quarter of 2026 was 557 million, a decline of 1% as compared to 562 million for the second quarter of 2025.
Liquidity Summary

	Three Months Ended June 30,
($ in millions; unaudited)	2026	2025
Portfolio Receipts	773	727
Payments for operating and professional costs	(37)	(94)
Adjusted EBITDA (non-GAAP)	736	633
Interest (paid)/received, net	(0)	8
Portfolio Cash Flow (non-GAAP)	736	641
Amounts may not add due to rounding.
•Adjusted EBITDA (non-GAAP) was $736 million in the second quarter of 2026. Payments for operating and professional costs were 4.8% of Portfolio Receipts. Adjusted EBITDA is calculated as Portfolio Receipts minus payments for operating and professional costs.
•Portfolio Cash Flow (non-GAAP) was $736 million in the second quarter of 2026. Portfolio Cash Flow is calculated as Adjusted EBITDA minus interest paid or received, net. This measure reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases, or utilized for other discretionary investments.
Refer to Table 4 for Royalty Pharma’s reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure, net cash provided by operating activities.
Capital Deployment reflects cash payments during the period for new and previously announced transactions. Capital Deployment was $349 million in the second quarter of 2026, consisting primarily of royalty funding for daraxonrasib and R&D funding for JNJ‑4804 and litifilimab.
The table below details Capital Deployment by category:
Capital Deployment

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions; unaudited)	2026	2025	2026	2025
Purchases of available for sale debt securities	—	(75)	—	(75)
Acquisitions of financial royalty assets	(251)	(1)	(703)	(2)
Development-stage funding payments	(98)	(301)	(123)	(351)
Milestone payments	—	(219)	(50)	(269)
Contributions from legacy non-controlling interests - R&D	—	0	—	0
Capital Deployment	(349)	(595)	(877)	(696)
Amounts may not add due to rounding.

Royalty Pharma Press Release | August 5, 2026	4

Royalty Transactions
As of August 4, 2026, Royalty Pharma has announced new transactions of up to $1.7 billion, which reflects the entire amount of potential capital committed for new transactions, including potential future milestones.
•In July 2026, Royalty Pharma acquired a portion of Neurimmune AG’s royalty interest in AstraZeneca’s cliramitug for up to $425 million, including $125 million upfront. Cliramitug is a Phase 3 first-in-class transthyretin (TTR)-fibril-depleting antibody designed to remove amyloid deposits in patients with TTR amyloidosis with cardiomyopathy, a progressive, degenerative and fatal disease caused by misfolded proteins that accumulate in the heart.
The information in this section should be read together with Royalty Pharma’s reports and documents filed with the SEC at www.sec.gov and the reader is also encouraged to review all other press releases and information available in the Investors section of Royalty Pharma’s website at www.royaltypharma.com.
Key Developments Relating to the Portfolio
The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products.

daraxonrasib
In July 2026, Revolution Medicines announced that the U.S. Food and Drug Administration (FDA) accepted for review the company’s New Drug Application (NDA) for daraxonrasib, an oral RAS(ON) multi-selective inhibitor, for previously treated metastatic pancreatic ductal adenocarcinoma.
In July 2026, Revolution Medicines announced that the European Medicines Agency (EMA) started an accelerated assessment of daraxonrasib.
In April 2026, Revolution Medicines announced positive Phase 3 results from the RASolute-302 trial evaluating daraxonrasib in patients with previously treated metastatic pancreatic cancer.

Jideytro (zidesamtinib) and neladalkib
In July 2026, GSK announced that the FDA approved Jideytro (zidesamtinib), a ROS proto-oncogene 1 (ROS1)-selective inhibitor, for the treatment of adult patients with locally advanced or metastatic ROS1-positive non-small cell lung cancer who have received a prior ROS1 kinase inhibitor.
In July 2026, GSK announced that it completed the acquisition of Nuvalent for approximately $10.6 billion, including Jideytro (zidesamtinib) and neladalkib, two highly selective ROS1 and anaplastic lymphoma kinase inhibitors for the treatment of non-small cell lung cancer.
In May 2026, Nuvalent announced the FDA accepted its NDA for neladalkib for filing and granted the application Priority Review with a Prescription Drug User Fee Act (PDUFA) date of November 27, 2026.

TEV-’408	In July 2026, Teva Pharmaceuticals (Teva) announced plans to advance TEV-’408 into a Phase 2b study in patients with non-segmental vitiligo, following positive Phase 1b results.
deucrictibant
In July 2026, Pharvaris announced that the FDA accepted its NDA for deucrictibant immediate-release for the on-demand treatment of hereditary angioedema attacks and assigned a PDUFA date of April 23, 2027.

Trodelvy
In June 2026, Gilead announced that the FDA approved Trodelvy for the first-line treatment of certain patients with metastatic triple-negative breast cancer.
In June 2026, Gilead announced that the European Commission (EC) approved Trodelvy as a first-line treatment for certain patients with metastatic triple-negative breast cancer who are not candidates for PD-L1 inhibitors.
In June 2026, Gilead announced the discontinuation of the Phase 3 KEYNOTE-D46/EVOKE-03 study evaluating Trodelvy in combination with Keytruda for patients with previously untreated metastatic non-small cell lung cancer.

ecopipam
In June 2026, Teva announced the completion of its acquisition of Emalex Biosciences for up to $900 million, including $700 million at closing, which added ecopipam and other neuroscience therapies to its portfolio. Furthermore, Teva announced the submission of an NDA to the FDA for ecopipam for the treatment of pediatric Tourette syndrome.

Imdelltra	In June 2026, the EC approved Imdelltra for the treatment of adult patients with extensive-stage small cell lung cancer.
Erleada
In May 2026, Johnson & Johnson announced that the Phase 3 PROTEUS study evaluating Erleada in combination with androgen deprivation therapy before and after radical prostatectomy, in patients with high-risk localized or locally advanced prostate cancer, met its primary endpoints.

Royalty Pharma Press Release | August 5, 2026	5

obexelimab	In May 2026, Zenas BioPharma announced the submission of a Biologics License Application (BLA) to the FDA for obexelimab for the treatment of Immunoglobulin G4-related disease.
Tremfya
In May 2026, Johnson & Johnson announced that the FDA approved a supplemental BLA for Tremfya to include the inhibition of progression of structural joint damage in adults with active psoriatic arthritis.

TEV-’749	In May 2026, Teva announced that the EMA accepted for review its Marketing Authorization Application for TEV-’749 for the treatment of schizophrenia in adults.
Myqorzo
In May 2026, Cytokinetics announced positive topline results from ACACIA-HCM, the pivotal Phase 3 clinical trial of Myqorzo in patients with non-obstructive hypertrophic cardiomyopathy. The study met both dual primary endpoints, demonstrating statistically significant improvements from baseline to week 36 versus placebo.

Ziihera
In April 2026, Jazz Pharmaceuticals announced that the FDA accepted for filing a supplemental BLA for Ziihera, in combination regimens for the first-line treatment of adult patients with human epidermal growth factor receptor 2 (HER2)-positive metastatic gastroesophageal adenocarcinoma, and granted Priority Review, with a PDUFA date of August 25, 2026.

Financial Results Call
Royalty Pharma will host a conference call and simultaneous webcast to discuss its second quarter of 2026 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days.
About Royalty Pharma plc
Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta and Alyftrek, GSK’s Trelegy, Biogen’s Tysabri and Spinraza, Roche’s Evrysdi, Astellas and Pfizer’s Xtandi, Johnson & Johnson’s Tremfya, AbbVie and Johnson & Johnson’s Imbruvica, Servier’s Voranigo, Gilead’s Trodelvy, Amgen’s Imdelltra and Alnylam’s Amvuttra, among others, and 19 development-stage product candidates.
Forward-Looking Statements
The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.
This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities, market growth and plans for capital deployment, plus the benefits of the internalization transaction, including expected accretion, enhanced alignment with shareholders, increased investment returns, expectations regarding management continuity, transparency and governance, and the benefits of simplification to its structure. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

Royalty Pharma Press Release | August 5, 2026	6

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.
For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission (“SEC”) by visiting EDGAR on the SEC’s website at www.sec.gov.
Portfolio Receipts
Portfolio Receipts is a key performance metric that represents Royalty Pharma’s ability to generate cash from Royalty Pharma’s portfolio investments, the primary source of capital that is deployed to make new portfolio investments. Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. Royalty Receipts includes variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma.
Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to legacy non-controlling interests, that are attributed to Royalty Pharma. Portfolio Receipts does not include royalty receipts and milestones and other contractual receipts that were received on an accelerated basis under the terms of the agreement governing the receipt or payment. Portfolio Receipts also does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, both of which are not central to Royalty Pharma’s fundamental business strategy. 2025 Portfolio Receipts does not include the $511 million of proceeds from the sale of the MorphoSys Development Funding Bonds, as the transaction was treated as an asset sale.
Portfolio Receipts is calculated as the sum of the following line items from Royalty Pharma’s GAAP condensed consolidated statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests - Portfolio Receipts, which represent contractual distributions of Royalty Receipts, milestones and other contractual receipts to the Legacy Investors Partnerships.
Use of Non-GAAP Measures
Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures that exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. Management believes that Adjusted EBITDA and Portfolio Cash Flow are important non-GAAP measures used to analyze liquidity because they are key components of certain material covenants contained within Royalty Pharma’s credit agreement. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted EBITDA and Portfolio Cash Flow may not be the same as similar measures used by other companies or analysts. These non-GAAP liquidity measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP.
The definitions of Adjusted EBITDA and Portfolio Cash Flow used by Royalty Pharma are the same as the definitions in the credit agreement. Noncompliance with the interest coverage ratio, leverage ratio and Portfolio Cash Flow ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA and Portfolio Cash Flow are critical to the assessment of Royalty Pharma’s liquidity.
Adjusted EBITDA and Portfolio Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Management uses Adjusted EBITDA and Portfolio Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non-GAAP liquidity measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.
The company has provided reconciliations of these non-GAAP liquidity measures to the most directly comparable GAAP financial measure, being net cash provided by operating activities in Table 4.
Royalty Pharma Investor Relations and Communications
+1 (212) 883-6772
ir@royaltypharma.com

Royalty Pharma Press Release | August 5, 2026	7

Royalty Pharma plc
Condensed Consolidated Statements of Operations(7) (unaudited)
Table 1

	Three Months Ended June 30,
($ in millions)	2026	2025
Income and other revenues
Income from financial royalty assets	638	550
Other royalty income and revenues	36	28
Total income and other revenues	674	579
Operating expense/(income)
Provision for changes in expected cash flows from financial royalty assets	268	(204)
Provision for credit losses on unfunded commitments	13	93
Research and development funding expense	98	301
General and administrative expenses (includes 107 and 91 of share-based compensation expense for the three months ended June 30, 2026 and 2025, respectively)	162	180
Total operating expense, net	541	369
Operating income	133	210
Other (income)/expense
Equity in earnings of equity method investees	(4)	(3)
Interest expense	94	69
Other (income)/expense, net	(38)	51
Total other expense, net	52	117
Consolidated net income before tax	81	93
Income tax expense	—	—
Consolidated net income	81	93
Net income attributable to non-controlling interests	64	60
Net income attributable to Royalty Pharma plc	18	32
Amounts may not add due to rounding.

Royalty Pharma Press Release | August 5, 2026	8

Royalty Pharma plc
Selected Balance Sheet Data (unaudited)
Table 2

($ in millions)	As of June 30, 2026	As of December 31, 2025
Cash and cash equivalents	812	619
Total current and non-current financial royalty assets, net	17,082	17,063
Total assets	19,820	19,621
Current portion of long-term debt	380	380
Long-term debt, net of current portion	8,582	8,571
Total liabilities	10,034	9,906
Total shareholders’ equity	9,786	9,715

Royalty Pharma Press Release | August 5, 2026	9

Royalty Pharma plc
Condensed Consolidated Statements of Cash Flows (unaudited)
Table 3

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2026	2025	2026	2025
Cash flows from operating activities:
Cash collections from financial royalty assets	815	727	1,730	1,556
Cash collections from intangible royalty assets	0	0	4	0
Other royalty cash collections	32	24	66	56
Distributions from equity method investees	21	—	25	13
Interest received	5	9	11	21
Development-stage funding payments	(98)	(301)	(123)	(351)
Payments for operating and professional costs	(37)	(94)	(73)	(196)
Payments for Employee EPAs	(5)	(0)	(14)	(0)
Interest paid	(5)	(1)	(179)	(140)
Net cash provided by operating activities	728	364	1,447	960
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(74)	—	(74)
Distributions from equity method investees	(13)	63	29	99
Purchases of equity securities	(5)	—	(28)	(4)
Proceeds from equity securities	36	—	36	—
Purchases of available for sale debt securities	—	(75)	—	(75)
Proceeds from available for sale debt securities	4	3	9	15
Proceeds from sales of available for sale debt securities	—	—	—	511
Acquisitions of financial royalty assets	(251)	(1)	(703)	(2)
Milestone payments	—	(219)	(50)	(269)
Other	(0)	(9)	(0)	(9)
Net cash (used in)/provided by investing activities	(230)	(312)	(708)	192
Cash flows from financing activities:
Distributions to legacy non-controlling interests - Portfolio Receipts	(86)	(89)	(164)	(174)
Distributions to continuing non-controlling interests	(35)	(39)	(74)	(92)
Dividends to shareholders	(105)	(93)	(209)	(189)
Repurchases of Class A ordinary shares	(45)	(292)	(95)	(1,000)
Contributions from legacy non-controlling interests - R&D	—	0	—	0
Contributions from non-controlling interests - other	—	5	—	6
Debt issuance costs and other	(2)	—	(2)	—
Other	(0)	—	(1)	—
Net cash used in financing activities	(273)	(508)	(546)	(1,449)
Net change in cash and cash equivalents	226	(456)	193	(297)
Cash and cash equivalents, beginning of period	586	1,088	619	929
Cash and cash equivalents, end of period	812	632	812	632
EPAs: Equity Performance Awards. Amounts may not add due to rounding.

Royalty Pharma Press Release | August 5, 2026	10

Royalty Pharma plc
GAAP to Non-GAAP Reconciliation (unaudited)
Table 4

	Three Months Ended June 30,
($ in millions)	2026	2025
Net cash provided by operating activities (GAAP)	728	364
Adjustments:
Proceeds from available for sale debt securities(6)	4	3
Distributions from equity method investees(6)	(13)	63
Interest paid/(received), net(6)	0	(8)
Development-stage funding payments	98	301
Distributions to legacy non-controlling interests - Portfolio Receipts(6)	(86)	(89)
Payments for Employee EPAs	5	0
Adjusted EBITDA (non-GAAP)	736	633
Interest (paid)/received, net(6)	(0)	8
Portfolio Cash Flow (non-GAAP)	736	641
EPAs: Equity Performance Awards. Amounts may not add due to rounding.

Royalty Pharma Press Release | August 5, 2026	11

Royalty Pharma plc
Description of Approved Indications for Select Portfolio Therapies
Table 5

Cystic fibrosis franchise	Cystic fibrosis
Tysabri	Relapsing forms of multiple sclerosis
Trelegy	Chronic obstructive pulmonary disease and asthma
Tremfya	Plaque psoriasis, psoriatic arthritis, ulcerative colitis and Crohn’s disease
Evrysdi	Spinal muscular atrophy
Voranigo	Low-grade glioma
Xtandi	Prostate cancer
Imbruvica	Hematological malignancies and chronic graft versus host disease
Cabometyx/Cometriq	Kidney, liver and thyroid cancer
Imdelltra	Small cell lung cancer
Trodelvy	Breast cancer
Spinraza	Spinal muscular atrophy
Amvuttra	Transthyretin amyloidosis
Promacta	Chronic immune thrombocytopenia purpura and aplastic anemia

Royalty Pharma Press Release | August 5, 2026	12

Notes
(1)Portfolio Receipts is defined above in the section entitled “Portfolio Receipts.”
(2)Adjusted EBITDA is defined under the credit agreement as Portfolio Receipts minus payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the GAAP condensed consolidated statements of cash flows. See GAAP to Non-GAAP reconciliation in Table 4.
(3)Portfolio Cash Flow is defined under the credit agreement as Adjusted EBITDA minus interest paid or received, net. See GAAP to Non-GAAP reconciliation in Table 4. Portfolio Cash Flow reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases or utilized for other discretionary investments.
(4)Capital Deployment is calculated as the summation of the following line items from Royalty Pharma’s GAAP condensed consolidated statements of cash flows: Investments in equity method investees, Purchases of available for sale debt securities, Acquisitions of financial royalty assets, Acquisitions of other financial assets, Milestone payments, Development-stage funding payments less Contributions from legacy non-controlling interests - R&D.
(5)Other products primarily include Royalty Receipts on the following products: Crysvita, Erleada, Farxiga/Onglyza, Nesina, Niktimvo, Nurtec ODT, Orladeyo, Prevymis and distributions from the Legacy SLP Interest, which is presented as Distributions from equity method investees on the GAAP condensed consolidated statements of cash flows.
(6)The table below shows the line item for each adjustment and the direct location for such line item on the GAAP condensed consolidated statements of cash flows.

Reconciling Adjustment	Statements of Cash Flows Classification
Interest (paid)/received, net	Operating activities (Interest paid less Interest received)
Distributions from equity method investees	Investing activities
Proceeds from available for sale debt securities	Investing activities
Distributions to legacy non-controlling interests - Portfolio Receipts	Financing activities
(7)The condensed consolidated statement of operations for 2025 has been recast to reflect the adoption of ASU 2025-07 by removing the losses previously recognized on derivative.

Royalty Pharma Press Release | August 5, 2026	13